Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS FIRST QUARTER RESULTS

BOSTON, May 8, 2020 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the first quarter ended March 31, 2020 and other recent developments.

First Quarter and Subsequent Highlights

·	Reported results for the first quarter of 2020 reflect a net loss attributable to common stockholders of $4.0 million, or $(0.53) per weighted average common share; net operating income (“NOI”) of $17.2 million; Funds from Operations attributable to common stockholders and unit holders (“FFO”) of $0.53 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.45 per weighted average common share and units.
·	Collected approximately 99% of its rent for the first quarter; 99% in March 2020; and 93% in April 2020.
·	Same store NOI (“SS NOI”) increased 10.6% on a cash basis for the first quarter compared with the same period in 2019; increased 7.5% on a cash basis excluding early termination income.
·	Acquired 11 buildings totaling 2.2 million square feet representing total consideration of approximately $88.0 million.
·	Commenced leases totaling 426,000 square feet with a 19.6% increase in rental rates on a cash basis from leases greater than six months.
·	Declared a regular quarterly cash dividend for the first quarter of 2020 of $0.375 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).
·	The Board of Directors anticipates revising the common stock dividend policy to adjust the quarterly dividend, if declared, to $0.20 per diluted share, or an annualized rate of $0.80 per diluted share, effective with the second quarter dividend expected to be declared in June 2020.
·	Due to the uncertainty regarding the ultimate impact of the COVID-19 pandemic on its future operating results, Plymouth withdrew its full-year guidance for 2020.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “The sound fundamentals of our properties and markets that have propelled us to strong leasing, financial and acquisition results since inception have been an invaluable asset for us during this historic disruption caused by COVID-19. As our first quarter performance attests, we were on track with our previous expectations for 2020. Since mid-March, however, our focus has been working closely with our tenants and taking precautionary measures to preserve our liquidity. Rent collections were strong in March and April with payment trends consistent with past quarters, and leasing activity has continued at a solid pace throughout the past several weeks. While we are encouraged by recent economic stimulus efforts, we are only a few days into our collections cycle for May, which is too early to make any accurate predictions on how much of a trend we are currently experiencing.

“Our conviction on the attractiveness of the industrial sector in general and our types and location of properties in particular is stronger than ever. Over the next three to five years, we expect that the shrinking of global supply chains, the increasing share of e-commerce, the desire to increase onshoring of production and the critical need to access large pools of skilled blue-collar labor will play to the strengths of our portfolio. We have much to overcome in the interim as we await a reopening of the economy, but we are taking the steps necessary to position Plymouth to benefit from these secular demand dynamics.”

Financial Results for the First Quarter of 2020

Net loss attributable to common stockholders for the quarter ended March 31, 2020 was $4.0 million, or $(0.53) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $2.9 million, or $(1.37) per weighted average common share, for the same period in 2019. The decrease in net loss per weighted average common share was primarily due to an increase in net operating income, including a lease termination fee related to an earlier than anticipated moveout, partially offset by increased interest expense associated with acquisitions activity. Weighted average common shares outstanding for the first quarters ended March 31, 2020 and 2019 were 14.4 million and 4.7 million, respectively. The year-over-year increase in weighted average common shares reflects the impact of the issuance of 9.7 million shares in 2019 and the first quarter of 2020.

Consolidated total revenues for the quarter ended March 31, 2020 were $26.2 million, compared with $16.7 million for the same period in 2019.

NOI for the quarter ended March 31, 2020 was $17.2 million compared with $10.4 million for the same period in 2019. Same store NOI (“SS NOI”) – Cash basis for the quarter ended March 31, 2020 was $10.4 million excluding early termination income compared with $9.6 million for the same period in 2019, an increase of 7.5%. SS NOI – GAAP basis excluding early termination income for the quarter ended March 31, 2020 was $10.9 million compared with $10.2 million for the same period in 2019, an increase of 6.8%.

EBITDAre for the quarter ended March 31, 2020 was $14.7 million compared with $8.7 million for the same period in 2019.

FFO attributable to common stockholders and unit holders for the quarter ended March 31, 2020 was $8.2 million compared with $3.3 million for the same period in 2019, primarily as a result of the contribution from acquisitions. The Company reported FFO for the quarter ended March 31, 2020 of $0.53 per weighted average common share and unit compared with $0.55 per weighted average common share and unit for the same period in 2019. The increase in weighted average share count was virtually offset by the contribution of acquisitions in addition to same store operations. Weighted average common shares and units outstanding for the first quarters ended March 31, 2020 and 2019 were 15.5 million and 5.9 million, respectively. As of March 31, 2020, the Company had a total of 15.7 million common shares and units outstanding.

AFFO for the quarter ended March 31, 2020 was $7.0 million, or $0.45 per weighted average common share and unit, compared with $2.7 million, or $0.45 per weighted average common share and unit, for the same period in 2019, primarily driven by the change in FFO attributable to common stockholders and unit holders.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, FFO and AFFO.

Capital Markets Activity and Liquidity

During the first quarter of 2020, the Company issued approximately 594,000 common shares through its ATM program at an average price of $18.62 per share, raising approximately $10.8 million in net proceeds.

In January 2020, the Company closed on a new $100 million senior equity secured term loan with KeyBank. The term loan bears interest at 200 to 250 basis points over LIBOR, depending upon leverage, and matures in October 2020. The Company has no other material debt maturities until 2023.

As of May 7, 2020, the Company’s current cash balance was approximately $25.1 million, excluding operating expense escrows of approximately $8.0 million, and it has fully drawn on its availability under the secured line of credit and the senior equity secured term loan.

Investment Activity

As of March 31, 2020, the Company had real estate investments comprised of 125 industrial buildings totaling 20.0 million square feet with occupancy of 96.3%. During the first quarter of 2020, the Company acquired 11 properties totaling 2.1 million square feet in one-off and portfolio transactions representing total consideration of approximately $88.0 million with a projected weighted average initial yield of 8.0%. The acquired buildings were located in Chicago; Indianapolis, Indiana; Atlanta; Savannah, Georgia; and Avon, Ohio.

Leasing Activity

Leases commencing during the first quarter of 2020 totaled an aggregate of 426,000 square feet, of which 392,000 square feet was associated with leases of at least six months. The leases greater than six months included 105,000 square feet of renewal leases and 287,000 square feet of new leases, and the Company will experience a 19.6% increase in rental rates on a cash basis from these leases.

At the beginning of 2019, between its existing portfolio and additional acquisitions completed in 2019, Plymouth initially had 2.8 million square feet that was scheduled to expire in 2020, representing approximately 14% of the Company’s total portfolio. Prior to the end of 2019, approximately 1.4 million square feet of such leases were either renewed or leased to new tenants. To date in 2020, the Company has renewed or leased to new tenants an additional 600,000 square feet, bringing the total of executed new or renewal leases that were scheduled to expire in 2020 up to 2.0 million square feet, representing approximately 75% of the initial 2020 expirations, plus the Company has leased an additional 100,000 square feet that was previously vacant. The leasing activity to date in 2020 includes a six-year renewal for 250,000 square feet with Superior Mailing at 6571 Sayre Avenue in Chicago and a four-year renewal for 70,000 square feet with Terminix at 3635 Knight Road in Memphis. In addition, 300,000 square feet has been renewed on leases scheduled to expire after 2020, including a five-year extension on 200,000 square feet with Diversitech at 1665 Dogwood Drive Southwest in Atlanta signed in late April.

Quarterly Distributions to Stockholders and New Common Stock Dividend Policy

On February 28, 2020, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the first quarter of 2020. The dividend was paid on March 31, 2020 to stockholders of record on March 13, 2020.

On March 16, 2020, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.375 per share for the Company’s common stock for the first quarter of 2020. The dividend was paid on April 30, 2020, to stockholders of record on March 31, 2020.

Given the Company’s continued focus on its balance sheet and liquidity position, the Board of Directors anticipates revising the common stock dividend policy to adjust the quarterly dividend, if declared, to $0.20 per diluted share, or an annualized rate of $0.80 per diluted share, effective with the second quarter dividend expected to be declared in June 2020. The Board of Directors and management will continue to assess the Company’s common stock dividend policy in light of the uncertainty resulting from COVID-19 and the requirements to maintain the Company’s REIT compliance. Accordingly, there can be no assurances as to the timing or amount of dividends for the second quarter or future periods.

Guidance for 2020

Due to the uncertainty regarding the ultimate impact of the COVID-19 pandemic on its future operating results, the Company withdrew its previously issued guidance for 2020.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through May 15, 2020, by dialing (412) 317-0088 and entering the replay access code, 10143456.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2020	2019
Assets
Real estate properties	$737,150	$655,788
Less accumulated depreciation	(71,963)	(63,877)
Real estate properties, net	665,187	591,911

Cash	30,371	10,465
Cash held in escrow	8,902	9,453
Restricted cash	2,465	2,480
Deferred lease intangibles, net	62,253	57,088
Other assets	22,091	14,084
Total assets	$791,269	$685,481

Liabilities, Preferred stock and Equity
Liabilities:
Secured debt, net	$398,272	$318,558
Borrowings under line of credit, net	99,100	78,900
Accounts payable, accrued expenses and other liabilities	42,541	36,284
Deferred lease intangibles, net	8,523	8,314
Total liabilities	548,436	442,056

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,040,000 shares issued and outstanding at March 31, 2020 and December 31, 2019 (aggregate liquidation preference of $51,000 at March 31, 2020 and December 31, 2019)	48,868	48,868
Series B; 4,411,764 shares issued and outstandng at March 31, 2020 and December 31, 2019, (aggregate liquidation preference of $97,230 and $96,574 at March 31, 2020 and December 31, 2019, respectively)	81,647	79,793

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 14,791,437 and 14,141,355 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	148	141
Additional paid in capital	258,404	256,259
Accumulated deficit	(152,430)	(148,403)
Total stockholders' equity	106,122	107,997
Non-controlling interest	6,196	6,767
Total equity	112,318	114,764
Total liabilities, preferred stock and equity	$791,269	$685,481

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months
	Ended March 31,
	2020	2019

Rental revenue	$26,229	$16,662
Total revenues	26,229	16,662

Operating expenses:
Property	9,011	6,262
Depreciation and amortization	14,097	8,432
General and administrative	2,522	1,646
Total operating expenses	25,630	16,340

Other (expense):
Interest expense	(4,871)	(3,842)
Change in fair value of warrant derivative	—	(79)
Total other expense, net	(4,871)	(3,921)

Net loss	$(4,272)	$(3,599)

Less: loss attributable to non-controlling interest	$(245)	$(653)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(4,027)	$(2,946)

Less: Preferred stock dividends	1,613	1,566
Less: Series B preferred stock accretion to redemption value	1,854	1,900
Less: amount allocated to participating securities	76	57
Net loss attributable to common stockholders	$(7,570)	$(6,469)

Net loss per share attributable to common stockholders	$(0.53)	$(1.37)

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements and other income) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds From Operations attributable to common stockholders (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. This restated definition does not give reference to the add back of loss on extinguishment of debt. Commencing on January 1, 2019, we adopted the restated definition of NAREIT FFO on a prospective basis and exclude the add back of loss on debt extinguishment.

We define FFO, consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO attributable to common stockholders and unit holders represents FFO reduced by dividends paid (or declared) to holders of our preferred stock.

Adjusted Funds From Operations attributable to common stockholders (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except per share amounts)

	For the Three Months
	Ended March 31,
NOI:	2020	2019
Net loss	$(4,272)	$(3,599)
General and administrative	2,522	1,646
Depreciation and amortization	14,097	8,432
Interest expense	4,871	3,842
Change in fair value of warrant derivative	—	79
NOI	$17,218	$10,400

	For the Three Months
	Ended March 31,
EBITDAre:	2020	2019
Net loss	$(4,272)	$(3,599)
Depreciation and amortization	14,097	8,432
Interest expense	4,871	3,842
EBITDAre	$14,696	$8,675

	For the Three Months
	Ended March 31,
FFO:	2020	2019
Net loss	$(4,272)	$(3,599)
Depreciation and amortization	14,097	8,432
FFO	$9,825	$4,833
Preferred stock dividends	(1,613)	(1,566)
FFO attributable to common stockholders and unit holders	$8,212	$3,267

Weighted average common shares and units outstanding	15,453	5,917
FFO attributable to common stockholders and unit holders per share	$0.53	$0.55

	For the Three Months
	Ended March 31,
AFFO:	2020	2019
FFO attributable to common stockholders and unit holders	$8,212	$3,267
Amortization of debt related costs	299	235
Non-cash interest expense	264	(31)
Stock compensation	349	288
Change in fair value of warrant derivative	—	79
Straight line rent	(518)	(258)
Above/below market lease rents	(548)	(341)
Recurring capital expenditure (1)	(1,036)	(559)
AFFO	$7,022	$2,680

Weighted average common shares and units outstanding	15,453	5,917
AFFO per share	$0.45	$0.45

(1) Excludes non-recurring capital expenditures of $1,749 and $1,053 for the three months ended March 31, 2020 and 2019, respectively.